SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 29, 2007
SurModics, Inc.
(Exact name of Registrant as Specified in its Charter)
Minnesota
(State or Other Jurisdiction of Incorporation)

0-23837 (Commission File Number)	41-1356149 (IRS Employer Identification No.)
9924 West 74th Street
Eden Prairie, Minnesota 55344
(Address of Principal Executive Offices and Zip Code)
(952) 829-2700
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
SIGNATURES

Item 8.01 Other Events.
     On January 29, 2007, the Board of Directors of SurModics, Inc. (the “Company”) approved an amendment to the Company’s previously announced share repurchase program. The previously announced share repurchase program was approved in September 2006 and authorized the Company to repurchase up to $35 million of the Company’s outstanding common stock and up to 1 million shares. In November 2006 pursuant to the previous authorization, the Company entered into a Rule 10b5-1 agreement and purchased $17.5 million of its common stock at an average price of $32.87 per share.
     The amendment to the share repurchase program authorizes the company to repurchase up to $35 million of the Company’s outstanding common stock without restriction as to the total number of shares being repurchased. On January 31, 2007, and pursuant to the amended share repurchase program, the Company entered into a Rule 10b5-1 agreement (the “Agreement”) with a broker to facilitate the repurchase of up to $17.5 million of its outstanding common stock remaining under the $35 million repurchase authorization. Under the Agreement, purchases may be made in open market transactions and shall comply with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934. A Rule 10b5-1 trading plan allows the company to repurchase its common stock in the open market during periods in which stock trading is otherwise closed for the company. All of the repurchased shares will be retired. This 10b5-1 trading plan is expected to extend over the next two to four months.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.
By /s/ Philip D. Ankeny
Date: January 31, 2007	Name:	Philip D. Ankeny
	Title:	Chief Financial Officer